Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

PLx Pharma Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $0.001 per share (“Common Stock”). The following is a summary of the material terms of the Common Stock. This summary is qualified in its entirety by reference to the Company’s Amended Certificate of Incorporation, as amended (the “Charter”), and Amended and Restated Bylaws (the “Bylaws”), which are incorporated herein by reference as Exhibit 3.1 and Exhibit 3.3, respectively, to the Company’s Annual Report on Form 10-K of which this Exhibit 4.6 is a part. We encourage you to read the Charter, the By-laws and applicable provisions of the Delaware General Corporation Law for additional information.

Description of Common Stock

Authorized Capital Stock

The Company is authorized to issue 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share. The Company’s Board of Directors (the “Board”) is authorized to provide for the issuance of shares of preferred stock in one or more series and to fix for each such series such voting powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon, as determined by the Board.

Voting Rights and Requirements

Each share of Common Stock entitles its record holder to one vote on all matters to be voted on by the common stockholders of the Company. Except as otherwise provided by law, actions by the common stockholders of the Company may be approved by a majority vote of the stockholders present at a duly called meeting of the stockholders at which a quorum is present; however, an amendment to the Bylaws by the stockholders requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote at a meeting of stockholders, duly called. The Board of the Company may, by majority vote of those present at any meeting at which a quorum is present, amend the Bylaws, or enact such other Bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Company. At all meetings of stockholders for the election of directors (except the Series A Director elected by the holders of the Series A Preferred Stock, voting separately as a class), a majority of the votes cast is sufficient to elect. No provision of the Company’s Charter or Bylaws provides for cumulative voting in the case of the election of directors or on any other matter.

In addition to the Company’s outstanding common stock, the Company has outstanding options to purchase its common stock held by its employees and directors and additional shares available for issuance under several equity compensation plans, as further described in the Company’s periodic reports filed with the SEC.

Dividends and Liquidation Rights

Each holder of Common Stock of the Company is entitled to share pro rata in any dividends paid on the Common Stock out of assets legally available for that purpose, when, and if declared by the Board of the Company. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed pro rata among the holders of Common Stock. However, the aforementioned dividend and liquidation rights are limited and qualified by the Series A Preferred Stock and Series B Preferred Stock, which has a preference to any such distribution of the assets or funds. Other than the rights described above, the holders of Common Stock have no redemption, preemptive, subscription or conversion rights, nor any rights to payment from any sinking or similar fund, and are not subject to any calls or assessments. There are no restraints in the Charter or Bylaws of the Company on the right of holders of shares of Common Stock to sell or otherwise alienate their shares of stock in the Company, and there are no provisions discriminating against any existing or prospective holder of shares of Common Stock as a result of such security holder owning a substantial amount of securities.

Stock Exchange Listing

The Common Stock is listed on the Nasdaq Capital Market under the trading symbol “PLXP”.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is VStock Transfer, LLC.